PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Exhibit 99.1

FOR IMMEDIATE RELEASE

Brighthouse Financial Recommends Shareholders Reject "Mini-Tender" Offer by Potemkin Limited
Brighthouse Financial believes the offer is not in the best interest of shareholders as it is significantly below market value

CHARLOTTE, NC, May 20, 2025 — Brighthouse Financial, Inc. ("Brighthouse Financial" or the "company") (Nasdaq: BHF) announced today that it has received notice of an unsolicited “mini-tender” offer made by Potemkin Limited (“Potemkin”) to Brighthouse Financial shareholders to purchase up to 100,000 shares of Brighthouse Financial’s common stock at a price of $36.00 per share. This means that Brighthouse Financial shareholders who tender their shares in the offer will receive a price significantly below the current market price for the company’s common stock and which is an approximate 41.12% discount to the closing price of the company’s common stock as of May 19, 2025 ($61.14 per share).

Brighthouse Financial does not endorse Potemkin’s unsolicited mini-tender offer and is not affiliated or associated in any way with Potemkin, its mini-tender offer or the offer documentation. Brighthouse Financial recommends that shareholders do not tender their shares in response to Potemkin’s offer because the offer is at a price that is significantly below the current market value of Brighthouse Financial’s common stock.

The offer is currently scheduled to expire at 5:00 p.m., New York City time, on September 16, 2025, unless extended or earlier revoked by Potemkin. Shareholders who tender their shares may withdraw them in the manner described in Potemkin's offering documents.

A mini-tender offer is an offer for less than 5% of a company’s shares and is therefore not subject to the disclosure and procedural requirements required by the U.S. Securities and Exchange Commission (“SEC”) for larger tender offers. As a result, mini-tender offers do not provide investors with the same level of protections under U.S. securities laws that are provided for larger tender offers. The SEC has cautioned investors about mini-tender offers, providing guidance to investors at https://www.sec.gov/investor/pubs/minitend.htm.

Brighthouse Financial encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosures at https://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm and the NASD Notice to Members 99-53 issued in July 1999 regarding guidance to members forwarding mini-tender offers to their customers, which can be found at https://www.finra.org/sites/default/files/NoticeDocument/p004221.pdf.

Shareholders should obtain current market quotations for their shares of Brighthouse Financial common stock, consult with their broker or financial advisor and exercise caution with respect to Potemkin’s mini-tender offer.

Brighthouse Financial requests that a copy of this news release be included with all distributions of materials relating to Potemkin’s mini-tender offer related to Brighthouse Financial’s common stock.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
About Brighthouse Financial, Inc.

Brighthouse Financial, Inc. (Brighthouse Financial) (Nasdaq: BHF) is on a mission to help people achieve financial security. As one of the largest providers of annuities and life insurance in the U.S.,(1) we specialize in products designed to help people protect what they've earned and ensure it lasts. Learn more at brighthousefinancial.com.

(1) Ranked by 2023 admitted assets. Best's Review®: Top 200 U.S. Life/Health Insurers. AM Best, 2024.

CONTACT

FOR INVESTORS Dana Amante (980) 949-3073 damante@brighthousefinancial.com	FOR MEDIA Deon Roberts (980) 949-3071 deon.roberts@brighthousefinancial.com

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